TRUST FOR PROFESSIONAL MANAGERS

RULE 18f-3 MULTIPLE CLASS PLAN

on behalf of

MARKETFIELD FUND

Trust for Professional Managers (the “Trust”), on behalf of its series, the Marketfield Fund (the “Fund”), has elected to rely on Rule 18f‑3 under the Investment Company Act of 1940, as amended (the “1940 Act”), in offering multiple classes of shares of the Fund.  A majority of the Board of Trustees of the Trust (the “Board of Trustees”), including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act), has determined in accordance with Rule 18f-3(d) that the following plan (the “Plan”) is in the best interests of each class individually and the Fund as a whole:

1. Class Designation.  The Fund will offer seven classes of shares to be known as Class A, Investor Class, Class C, Class I, Class R2, Class R6 and Class P shares (each, a “Class,” and collectively, the “Classes”).

2. Class Characteristics.  Each Class will represent interests in the same portfolio of investments and will be identical in all respects to each other Class, except as set forth below:

Class A:	Class A shares will be offered for sale subject to a maximum front-end sales charge of 5.50%, subject to certain exceptions as set forth in the Fund’s Prospectus, and a contingent deferred sales charge of 1.00% is applied to Class A shares purchased at the $1,000,000 breakpoint (as described in the Fund’s Prospectus) that are redeemed within 12 months of purchase. Class A shares will be subject to a distribution and shareholder servicing plan adopted pursuant to Rule 12b‑1 under the 1940 Act (the “Distribution Plan”), which provides for an annual Rule 12b‑1 distribution and shareholder servicing fee of 0.25% of the average daily net assets of the Fund attributable to Class A shares, computed on an annual basis. The Distribution Plan fees for the Class A shares will be used to pay: (i) the Fund’s distributor a distribution and shareholder servicing fee of 0.25% for promoting and distributing Class A shares or for providing shareholder services; and (ii) others who render assistance in distributing, promoting or providing shareholder services to shareholders of Class A shares.

Class C:	Class C shares will be offered for sale at net asset value, although a contingent deferred sales charge of 1.00% is applied to Class C shares redeemed within 12 months of purchase. Class C shares will be subject to the Distribution Plan, which provides for an annual Rule 12b-1 distribution and shareholder servicing fee of 1.00% of the average daily net assets of the Fund attributable to Class C shares, computed on an annual basis. The Rule 12b-1 distribution and shareholder servicing fee represents a 0.75% Rule 12b-1 distribution fee and a 0.25% shareholder servicing fee. The Distribution Plan fees for the Class C shares will be used to pay: (i) the Fund’s distributor a Rule 12b-1 distribution and shareholder servicing fee of 1.00% for promoting and distributing Class C shares and for providing shareholder services; and (ii) others who render assistance in distributing, promoting or providing shareholder services to shareholders of Class C shares.

Investor Class:	Investor Class shares will be offered for sale subject to a maximum front-end sales charge of 5.50%, subject to certain exceptions as set forth in the Fund’s Prospectus, and a contingent deferred sales charge of 1.00% is applied to Investor Class shares purchased at the $1,000,000 breakpoint (as described in the Fund’s Prospectus) that are redeemed within 12 months of purchase. Investor Class shares will be subject to a distribution and shareholder servicing plan adopted pursuant to Rule 12b‑1 under the 1940 Act (the “Distribution Plan”), which provides for an annual Rule 12b‑1 distribution and shareholder servicing fee of 0.25% of the average daily net assets of the Fund attributable to Investor Class shares, computed on an annual basis. The Distribution Plan fees for the Investor Class shares will be used to pay: (i) the Fund’s distributor a distribution and shareholder servicing fee of 0.25% for promoting and distributing Investor Class shares or for providing shareholder services; and (ii) others who render assistance in distributing, promoting or providing shareholder services to shareholders of Investor Class shares.

Class I:	Class I shares will be offered for sale at net asset value and are not subject to any sales charges or Rule 12b-1 distribution and shareholder servicing fees.

Class R2:	Class R2 shares will be offered for sale at net asset value. Class R2shares will be subject to the Distribution Plan, which provides for an annual Rule 12b-1 distribution and shareholder servicing fee of 0.35% of the average daily net assets of the Fund attributable to Class R2 shares, computed on an annual basis. The Rule 12b-1 distribution and shareholder servicing fee represents a 0.25% Rule 12b-1 distribution fee and a 0.10% shareholder servicing fee. The Distribution Plan fees for the Class R2 shares will be used to pay: (i) the Fund’s distributor a Rule 12b-1 distribution and shareholder servicing fee of 0.25% for promoting and distributing Class R2 shares; and (ii) others who render assistance in distributing, promoting or providing shareholder services to shareholders of Class R2 shares. Class R2 shares are also subject to a Shareholder Servicing Plan, which provides for a shareholder servicing fee of 0.10% of the average daily net assets of the Fund attributable to Class R2 shares, computed on an annual basis. The Shareholder Servicing Plan is designed to compensate financial intermediaries and other persons for certain personal services for shareholders and/or the maintenance of shareholder accounts.

Class R2 shares are available in certain individual retirement accounts and in certain retirement plans, including:
•	Section 401(a) and 457 plans;

•	Certain Section 403(b)(7) plans;
•	Section 401(k), profit sharing, money purchase pension and defined benefit plans; and
•	Non-qualified deferred compensation plans.

Class R6:	Class R6 shares will be offered for sale at net asset value and are not subject to any sales charges or Rule 12b-1 distribution and shareholder servicing fees.

Class R6 shares are available in certain individual retirement accounts, including the following, provided that in each case the plan trades on an omnibus level:
•	Section 401(a) and 457 plans;
•	Certain Section 403(b)(7) plans;
•	Section 401(k), profit sharing, money purchase pension and defined benefit plans; and
•	Non-qualified deferred compensation plans.

Class P:	Class P shares will be offered for sale at net asset value and are not subject to any sales charges or Rule 12b-1 distribution and shareholder servicing fees. Class P shares are only available to investors purchasing shares through a no-load transaction fee network or platform that has entered into an agreement to offer Class P shares through a no-load transaction fee network or platform.

3. Expense Allocations.  The following expenses for the Fund will be allocated on a Class-by-Class basis, to the extent applicable and practicable: (i) fees under the Distribution Plan; (ii) accounting, auditor, litigation or other legal expenses relating solely to a particular Class; and (iii) expenses incurred in connection with shareholder meetings as a result of issues relating to a particular Class.  Income, realized and unrealized capital gains and losses, and expenses of the Fund not allocated to a particular Class will be allocated on the basis of the net asset value of each Class in relation to the net asset value of the Fund.  Notwithstanding the foregoing, a service provider for the Fund may waive or reimburse the expenses of a specific Class or Classes to the extent permitted under Rule 18f-3 of the 1940 Act.
4. Automatic Conversions.  If the value of an Investor Class shareholder’s Investor Class shares equals or exceeds $25,000, whether by shareholder action or change in market value, or if an Investor Class shareholder has otherwise become eligible to invest in Class A shares, Investor Class shares will be automatically converted into Class A shares.  Eligible Investor Class shares may also convert upon request.  If the account balance falls below $25,000, whether by shareholder action or change in market value, after conversion to Class A shares or an Investor Class shareholder otherwise no longer qualify to hold Class A shares, the Class A shares may be converted automatically to Investor Class shares.  If the value of a Class A shareholder’s Class A shares is less than $25,000, whether by shareholder action or change in market value, or if a Class A shareholder is otherwise no longer eligible to hold Class A shares, the Class A shares of the Fund will be converted automatically into Investor Class shares.

5. Voluntary Conversions.  Investor Class, Class A or Class C shareholders that are no longer subject to a CDSC may elect on a voluntary basis to convert their Investor Class, Class A or Class C shares into Class A or Class I shares of the Fund, subject to satisfying the eligibility requirements of Class A or Class I shares.  Also, you generally may elect on a voluntary basis to convert your Investor Class, Class A or Class C shares that are no longer subject to a CDSC, or Class I or Class R2 shares, into Class R6 shares of the Fund, subject to satisfying the eligibility requirements of Class R6 shares.

6. General.  Shares of each Class will have equal voting rights and liquidation rights, and are voted in the aggregate and not exclusively by Class except in matters where a separate vote is required by the 1940 Act, or when the matter affects only the interest of a particular Class, such as each Class’ respective arrangements under Rule 18f-3 of the 1940 Act. Each Class will have in all other respects the same rights and obligations as each other Class.  On an ongoing basis, the Board of Trustees will monitor the Plan for any material conflicts between the interests of the Classes of shares.  The Board of Trustees will take such action as is reasonably necessary to eliminate any conflicts that develop.  The Fund’s investment adviser and distributor will be responsible for alerting the Board of Trustees to any material conflicts that may arise.  Any material amendment to this Plan must be approved by a majority of the Board of Trustees, including a majority of the trustees who are not interested persons of the Trust, as defined in the 1940 Act.  This Plan is qualified by and subject to the then current prospectus for the applicable Class, which contains additional information about that Class.

Adopted on: December 11, 2015